Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form F-1 of our report dated September 27, 2007 relating to the financial statements of Cascal B.V., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers Accountants N.V.
Amsterdam, The Netherlands
January 7, 2008

/s/  B. Koolstra RA

B. Koolstra RA